Exhibit 99.1

HELIX WIND, CORP. SIGNS DEFINITIVE AGREEMENT TO PURCHASE
 VENCO POWER GMBH, A GERMAN PRODUCER OF VERTICAL AXIS
 SMALL WIND TURBINES

San Diego, Sept. 3, 2009 -- Helix Wind, Corp. (OTCBB:HLXW), a global renewable energy company, announced today that it has signed  a definitive purchase agreement to acquire VENCO Power GMBH, a Bernterode, Germany-based producer of vertical axis small wind turbines. The acquisition will add three complementary small wind turbine products to Helix Wind’s existing portfolio.

Helix Wind CEO Ian Gardner reported that upon consummation the acquisition will increase sales this year and have a significant impact in 2010 and 2011 by adding products that widen its potential customer base.

With the addition of VENCO Power’s products, Helix will offer vertical axis turbines that perform well at lower wind speeds, enable different price points and appeal to different aesthetic tastes. The VENCO turbines are also well suited for sailboats, charging batteries, remote field stations, off-grid installations and medium-sized commercial, agricultural, farm, and community wind sites supplying multiple homes from a single 50kW unit.

“Filling out Helix Wind’s product portfolio with VENCO’s quality vertical axis units,” says Gardner, “enables us to be a single point source for world class solutions, service and financing to customers worldwide.”

According to the terms of the agreement, Helix will purchase 100% of VENCO for 2.75 million Euros (nearly $3.9 million) consisting of cash and Helix Wind, Corp. common stock. In addition to acquiring the assets and technology, VENCO’s personnel, including engineering staff, will be added to Helix's existing team. Closing is conditioned upon, among others, the receipt of audited financial statements of VENCO in accordance with SEC rules and the raise by Helix of at least $5 million.

"Acquiring VENCO allows us to expand our product line, address additional vertical markets, and enable our distributors to support a wider range of customer requirements and price points,” Gardner added. “We're also excited to bring German engineering talent and technology to the quest for alternative energy."

The announcement of this purchase agreement follows closely on Helix Wind’s announcement two weeks ago of its plan to buy the assets of a pair of related Portland, Oregon-based small wind turbine companies, Abundant Renewable Energy LLC and Renewable Engineering LLC.  Like the planned acquisition of VENCO Power, these acquisitions fill out Helix Wind’s product line of small wind turbines.

About VENCO: VENCO Power GmbH is a global renewable energy company. VENCO Power is engaged in the design, manufacturing and sale of small wind vertical axis turbines designed to generate 0.3, 1.0 and 50.0 kW of clean, renewable electricity. Additional information can be found at http://www.vencopower.com

Helix Wind, Corp.: Helix Wind, Corp., a global renewable energy company, is engaged in the design, manufacturing and sale of small wind vertical axis turbine designed to generate 300W, 1kW, 2.0kW, 4.0kW, and 50kW of clean, renewable electricity. Additional information can be found at http://www.helixwind.com

Safe Harbor Statement:
A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to consummate the closing, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contacts:
Helix Wind Corp., San Diego

Ian Gardner, CEO
Toll Free: 877-2GOHELIX (246-4354)
Int: +619-501-3932
Fax: +619-330-2628
media@helixwind.com

Public Relations/Media

Richard Stern
Stern & Co.
212-888-0044
richstern@sternco.com